Exhibit 10.09

November 5, 2010

Thomas Cooper
[address]

Dear Tom:

It is my pleasure to offer you the full-time position of Executive Vice President, Worldwide Field Operations at Proofpoint Inc. (the “Company”).  This letter (“Agreement”) shall serve to confirm the terms of your employment with the Company.

1.             Duties.  You will report to me and I will assign and direct your job duties and responsibilities.  You will work from offices located in Southlake, Texas.  Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

2.             Compensation.

a.                                       Salary.  You will be paid a monthly salary of $20,833.34 less payroll deductions and all required withholdings.  You will be paid semi-monthly on the Company’s regular payroll dates.

b.                                       Management Bonus.  You will be eligible to receive a bonus targeted at $150,000.00 with upside potential based upon individual and/or Company over-performance.  The bonus will be subject to the terms and conditions of the Proofpoint Bonus Plan Document.  The Company reserves the right to change, amend or cancel this program at any time.

c.                                       Commission.  You will be eligible for monthly commissions based on your attainment of quota under the terms and conditions of the Company’s applicable commission plan.  During your first year of employment, you will be eligible to earn target commissions in the amount of $150,000.00 at 100% of quota attainment (“Target Commissions”).  Earned commissions will be paid monthly.

d.                                       Stock Option Plan.  Upon the commencement of your employment and subject to Board approval, the Company will grant you an option to purchase 1,263,029 shares of the Company’s Common Stock (the “Option”) at an exercise price equal to the fair market value on the date of grant.  The Option shall be subject to the vesting restrictions and all other terms of the Proofpoint’s 2002 Stock Option Plan and your Option Agreement.

e.                                       Benefits.  You will be eligible for the standard Company benefits for an employee in your position (health insurance, dental insurance, vacation, sick leave, holidays, 401k, etc) in accordance with the terms of the applicable benefit plans.

3.             Severance:

a.                                       Compensation If you Are Terminated Without Cause or Resign with Good Reason.  If you are terminated by the Company for Cause (as defined below) or you resign without Good Reason (as defined below) you will only be entitled to all base salary and commissions (in accordance with the terms of your commission plan) earned through your termination / resignation date and will not be entitled to any severance, bonuses, additional commissions, stock option vesting, health insurance payment reimbursement or other compensation.  If the Company terminates your employment without Cause or you resign with Good Reason and provided that you execute and do not revoke (as described below) a General Release of Claims in a form substantially similar to that which is attached as Exhibit A hereto, the Company shall provide you with the following severance benefits:

i)             Base Salary Continuation.  The Company shall continue to pay your base salary as in effect on the date of termination until the end of the six (6) month period following the termination of your employment (the “Severance Payments”).  Such Severance Payments shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices.

ii)            Commission Payments.

(1)                                 If you are terminated without Cause or resign with Good Reason, the Company will pay you the Averaged Monthly Commission Amount (as defined in Section 3aii)(2) below) for six (6) months following the date of termination or resignation.  The Average Monthly Commission Amount will be payable one time a month on the Company’s regular payroll date and shall be subject to standard deductions and withholdings.

(2)                                 Definition and Calculation of Average Monthly Commission Amount:

(a)           If you have been employed by the Company for less than two (2) months and are terminated without Cause or resign with Good Reason, the Average Monthly Commission Amount shall equal 1/12th of your Target Commissions.

(b)           If you have been employed by the Company for two (2) months or more and are terminated without Cause or resign with Good Reason, the Average Monthly Commission Amount shall equal the average of your commissions earned for the two (2) full calendar months immediately preceding the month in which you are terminated or resign.

iii)           Stock Option Vesting.  In the event that you are terminated without Cause or resign with Good Reason in your first year of employment with the Company, you shall be given monthly vesting credit under the Option for each full month worked by you prior to your termination or resignation with Good Reason.  All other terms and conditions of the Option and the Company’s 2002 Stock Option Plan shall remain in full force and effect.

iv)            Health Insurance Payment Reimbursement.  Provided that you timely and accurately elect to continue his health insurance benefits under COBRA, the Company shall reimburse you for the COBRA expenses you have paid on behalf of yourself until the earliest of (i) the six (6) month period following the employment termination or resignation date, (ii) the expiration of the your continuation coverage under COBRA or (iii) the date you become, covered by the health insurance benefits of a subsequent employer.

b.                                       Elimination of Benefits Following the Adoption of Severance Benefit Plan.  Section 3 of this Agreement shall be stricken in its entirety and you shall no longer have any eligibility for any of the benefits hereunder if the Company’s Board of Directors adopts a Severance Benefit Plan for the Company’s Vice Presidents and above for which you are eligible and such Severance Benefit Plan contains benefits equal to or greater than the benefits set forth in Section 3a above.  If the Company’s Board of Directors adopts a Severance Benefit Plan with benefits less than Section 3a above, Section 3a shall remain in effect but you shall not be eligible to participate in that Severance Benefit Plan.

c.                                       Definitions:

i)             Cause.  “Cause” for the Company to terminate your employment hereunder shall mean the occurrence of one or more of the following, as reasonably determined by the Chief Executive Officer:

(1)                                 Your failure to perform one or more of your duties and responsibilities to the Company;

(2)                                 Your refusal or failure to follow lawful directions of your manager;

(3)                                 Your violation of any Company policy, this Agreement or any other written agreement or covenant with the Company;

(4)                                 Your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company;

(5)                                 Your conviction of, or plea of guilty or no contest to:

(a)           any felony under the laws of the United States or any state thereof;

(b)           any crime involving fraud, dishonesty, theft or moral turpitude, or

(c)           any other illegal conduct detrimental to the Company or the Company’s reputation;

(d)           Your participation in or commission of a fraud, act of dishonesty, or any other action against the Company that results in or is reasonably likely to result in harm to the business or reputation of the Company; or

(e)           Your death or Disability (as defined below).

ii)            Good Reason.  “Good Reason” for you to resign shall mean the occurrence of one or more of the following:

(1)                                 A reduction in your base salary, your target annual commissions and target annual bonus for which you are eligible to earn such that the combined annual total of your base salary, target commissions, and target annual bonus is reduced by 15% of the amount set forth in Section 2 above.  Notwithstanding the foregoing, your failure to achieve or earn 100% of your target commissions or target bonus shall not constitute such a reduction.  For the purposes of this Section, the assessment of whether such a reduction has occurred shall only consider the annual target commissions and annual target bonus set by the Company, combined with your annual base salary; or

(2)                                 A relocation of your place of employment by more than fifty (50) miles, provided and only if such reduction or relocation is required by the Company or its successor without your consent.

iii)           Change In Control.  “Change In Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(1)                                 a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor Company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction:

(2)                                 a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or

(3)                                 the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

(4)                                 In no event shall any public offering of the Company’s securities be deemed to constitute a Change in Control.  Furthermore, a Change in Control shall not constitute a termination without Cause or give rise to Good Reason as defined above unless one or more of the other requirements of Cause or Good Reason have occurred in addition to the Change In Control itself.

iv)            Disability.  “Disability” shall mean your inability to perform your duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board and in accordance with applicable law, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive).  Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement.

d.                                       Parachute Payments.  Anything in this Agreement to the contrary notwithstanding, if any payment or benefit you would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (1) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (2) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest amount of the Payment.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the order of payments you elect in writing, provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs.  The Company’s principal outside accounting firm will make all determinations hereunder and shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.  The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

e.                                       Exclusive Remedy.  The rights, remedies and payments set forth in this Section 3 shall be the exclusive rights, remedies and payments available to you upon termination of this Agreement and your employment hereunder.  Such rights remedies and payments shall supersede and replace any and all rights and remedies under state or federal law.  The Company may deduct any amount you owe the Company at the time of your termination of employment from any Severance Payments.

4.             Company Policies.  As a Company employee, you will be expected to abide by Company rules and policies, and execute and abide by the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B for your execution.

5.             Loyal and Conscientious Performance; Noncompetition.

a.                                       Loyalty.  During your employment with the Company, you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement.

b.                                       Covenant Not to Compete.  You agree that during your employment you will not engage in competition with the Company either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or formally proposed products or services of the Company.

c.                                       Agreement Not to Participate in Company’s Competitors.  You also agree that during your employment with the Company that you will not, except with the prior written consent of the CEO, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates.  Ownership by you, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the NASDAQ Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

6.             Former Employers.  In your work for the Company you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.  You also agree that you will not bring onto Company premises any confidential information or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

7.             Nonsolicitation.  During any period you are receiving compensation or any other consideration from the Company, including, but not limited to the Severance Payments, and for one (1) year after your resignation or termination, you agree that in order to protect the Company’s confidential and proprietary information from unauthorized use, you shall not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

8.             Exposure to Explicit Electronic Content.  Because of the type of business Proofpoint conducts, during the course of your employment and as a bona fide occupational qualification of your employment you may be periodically exposed to electronic content that displays sexually explicit literary material and/or electronically conveyed images.  By accepting employment with Proofpoint it is with the full understanding that your exposure to the content described above will not interfere with the performance of your job duties, will not cause you to consider the workplace intolerable or hostile, and will not cause you to believe that you are subject to sexual harassment in the workplace.

9.             Alternative Dispute Resolution.  To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company you must agree to submit such disputes to arbitration.  Accordingly, please sign the Arbitration Agreement attached as Exhibit C and return it to me.

10.           Conflicts.  As an exempt employee, you are expected to work the number of hours required to get the job done.  However, you are generally expected to be present during normal business hours of the Company, which will be established by the Company and may be changed as needed to meet the needs of the business.  You agree that during your employment with Proofpoint, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Proofpoint is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Proofpoint.

11.           Employment Status and Termination.  The Company is an “at-will” employer.  This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying Proofpoint.  Likewise, the Company may terminate your employment at any time, for any reason, with or without cause or advance notice, subject to the severance and acceleration provisions set forth in this Agreement.

12.           Integration.  This letter, together with your Proprietary Information and Inventions Agreement and the Arbitration Agreement form the complete and exclusive statement of your employment agreement with Proofpoint.  It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by the Chief Executive Officer or the Vice President of Human Resources of the Company.

13.           No Representations Regarding Tax Treatment.  You understand and agree that the Company has not made any representations or warranties regarding the tax treatment of any of the benefits detailed in this letter, including, but not limited to any potential taxes or other consequences relating to Internal Revenue Code Section 409A.  To the extent you have any questions about this or any other provisions in this letter, we encourage you to consult with independent counsel and tax advisors.

14.           Assignment and Binding Effect.  This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

15.           Choice of Law.  This Agreement shall be construed and interpreted in accordance with the internal laws of the state of California (without giving effect to principles of conflicts of law).

16.           Amendment.  This Agreement cannot be amended or modified except by a written agreement signed by you and the CEO.

17.           Waiver.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

18.           Severability.  The finding by a court of competent jurisdiction or other authorized body of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  The invalid or unenforceable term or provision shall be modified or replaced with a valid and unenforceable term or provision which most accurately represent the Parties’ intention with respect to the invalid or unenforceable term or provision.

19.           Interpretation; Construction.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  The Parties acknowledge each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

20.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

21.           Miscellaneous.  This offer is subject to satisfactory proof of your right to work in the United States as required by law, your successful clearance of a background and reference check (including executing the consent forms to perform those checks which are included with this letter attached hereto as Exhibit D), and signing the enclosed Proprietary Information and Arbitration Agreements.

Please sign and date this letter, both of its exhibits, and the background check consent forms and return them to me by the end of business Monday, November 8, 2010, if you wish to accept employment with Proofpoint under the terms described above.  If you accept our offer, we would like you to start on Wednesday, December 1, 2010, subject to first successfully clearing the background and reference checks noted above.

We look forward to working with you to make Proofpoint a success.  If there are any aspects of our offer, which you would like, clarified, please let me know.

Best regards,

/s/ Gary Steele

Gary Steele
Chief Executive Officer

Understood & Agreed:

/s/ Thomas Cooper
Thomas Cooper

Date:	11/5/10

EXHIBIT A

GENERAL RELEASE AGREEMENT

In exchange for the Severance Payments and other consideration to me of the amount pursuant to the Employment Agreement to which this form is attached.  I hereby furnish Proofpoint Inc. (the “Company”) with the following release and waiver:

I hereby release, acquit and forever discharge the Company, its parent and subsidiaries, and its and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or that termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to:  the federal Civil Rights Act of 1964, as amended; the federal Americans with Disability Act of 1990, as amended; the California Fair Employment and Housing Act, the Age Discrimination in Employment Act (“ADEA”), as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.  Notwithstanding the foregoing, I am not hereby releasing the Company from any claims which cannot be waived by law.  I am waiving, however, my right to any monetary recovery should any governmental agency or entity pursue any claims on my behalf.  I also acknowledge that I have received all leaves of absence and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already filed a claim.

In giving this release, which includes claims which may be unknown to me at present.  I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditors does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

I agree to hold the provision of this Agreement in strictest confidence and not to publicize or disclose them in any manner whatsoever; provided, however, that:  (a) I may disclose this Agreement in confidence to my immediate family, attorneys, accountants, auditors, tax preparers, and financial advisers; and (b) I may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  I also acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement not to use or disclose any of the Company’s proprietary information.

Both the Company (through its officers and directors only) and I agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Company and I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I should consult with an attorney prior to executing this agreement (although I may choose voluntarily not do do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (c) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date:
Thomas Cooper

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EMPLOYEE PROPRIETARY INFORMATION AND
INVENTIONS AGREEMENT

In consideration of my employment by Proofpoint, Inc. (the “Company”), and the compensation I receive from the Company, I agree to certain restrictions placed by the Company on my use of information belonging to the Company.  I understand that, during the course of my work as an employee of the Company, I have had and will have access to Proprietary Information (a term which is defined below) concerning the Company, its employees, its operations, its vendors and its customers.  I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this information and that this information has great value to the Company’s business.  I agree to hold in strict confidence all Proprietary Information and will not disclose any Proprietary Information to anyone outside of the Company, as defined more fully below.

I.              DEFINITIONS

A.            The “Company.”

As used in this Agreement, the “Company” refers to Proofpoint, Inc. and each of its subsidiaries or affiliated companies.  I recognize and agree that my obligations under this Agreement and all terms of this Agreement apply to me regardless of whether I am employed by or work for Company or any of its subsidiaries or affiliates.

B.            “Proprietary Information”:  Definition and Ownership.

I understand that the Company possesses and will possess Proprietary Information, which is important to its business.  For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed by a third party to the Company, which has commercial value in the Company’s business or the business of a third party disclosing such information.

“Proprietary Information” includes, but is not limited to, the following (whether or not patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States or elsewhere):  information about software programs and subroutines, source and object code, databases, database criteria, user profiles, scripts, algorithms, processes, trade secrets, designs, methodologies, technology, know-how, processes, data, ideas, techniques, inventions, modules, features and modes of operation, internal documentation, works of authorship, technical, business, financial, client, marketing, and product development plans, forecasts, other employees’ positions, skill levels, duties, compensation and all other terms of their employment (unless disclosure is permitted by law), client and supplier lists, contacts at or knowledge of clients or prospective clients of the Company, and other information concerning the Company’s or its clients’ actual or anticipated products or services, business, research or development, or any information which is received in confidence by or for the Company from any other person unless (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company as specifically identified and disclosed by me in Exhibit “A”; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction).  I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, and other intellectual property and rights anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of the Company.  I hereby assign to the Company any Rights I may have or acquire in Proprietary Information.

C.            “Company Materials.”

I understand that the Company possesses or will possess “Company Materials” which are important to its business.  For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.

“Company Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

II.            OBLIGATIONS TO PROTECT PROPRIETARY INFORMATION

I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Proprietary Information and have not disclosed any Proprietary Information to anyone outside of the Company, or used, copied, published, or summarized any Proprietary Information except to the extent necessary to carry out my responsibilities as an employee of the Company.

At all times, both during my employment by the Company and after its termination, I will (a) keep in confidence and trust and will not disclose any Proprietary Information except to other Company employees, agents and representatives who need to know, or to third parties who are bound by written confidentiality agreements to the extent necessary to carry out my responsibilities as an employee of the Company and in a manner consistent with any such third party confidentiality agreements, and (b) use Proprietary Information only for the benefit of the Company.

III.           MAINTENANCE AND RETURN OF COMPANY MATERIALS

All Company Materials are and shall be the sole property of the Company.  I agree that during my employment by the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment.  I further agree that, immediately upon the termination of my

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employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

IV.           DISCLOSURE OF INVENTIONS TO THE COMPANY

As used in this Agreement, “Inventions” mean any work of authorship, discovery, improvement, invention, design, graphic, source, HTML and other code, trade secret, technology, algorithms, computer program or software, audio, video or other files or content, idea, design, process, technique, formula or composition, know-how and data, whether or not patentable or copyrightable.  I agree to maintain adequate and current written records and promptly disclose in writing to my immediate supervisor or as otherwise designated by the Company, all Inventions, made, discovered, conceived, reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.

I will also disclose to the President of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me, either alone or jointly with others, within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company.  Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section V below) and do not extend the assignment made in Section V below.  I will not disclose Inventions covered by this Section IV to any person outside the Company unless I am requested to do so by management personnel of the Company.

V.            OWNERSHIP OF INVENTIONS

A.            Generally.

I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, and I hereby assign such Inventions and all Rights therein to the Company.  No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by Labor Code Section 2870.  The Company shall be the sole owner of all Rights in connection therewith.  I have reviewed the notification on Exhibit A and agree that my signature acknowledges receipt of the notification.

B.            Works Made for Hire.

The Company shall be the sole owner of all Rights, title and interest in Inventions.  I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws.  To the extent that any Inventions may not be considered a “work made for hire,” I hereby assign to the Company such Inventions and all Rights therein, except those Inventions, if any, the assignment of which is prohibited under California Labor Code Section 2870.

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C.            License.

If any Inventions assigned hereunder are based on, or incorporated, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or rights owned or licensed by me and not assigned hereunder, I hereby grant the company a perpetual, worldwide, royalty-free, non-exclusive and sub-licensable right and license to exploit and exercise all such technology and rights in support of the Company’s exercise or exploitation of any assigned Inventions (including any modifications, improvements and derivatives thereof).

D.            List of Inventions.

I have attached hereto as Exhibit B a complete list of all existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete.  If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

E.             Cooperation.

I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing Rights in connection with such Inventions and improvements thereto in any and all countries.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Subsection E, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

F.             Assignment or Waiver of Moral Rights.

Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

VI.           NON-SOLICITATION

During the terms of my employment and for one (1) year thereafter, I will not (i) encourage any employee, consultant, or person who was employed by the Company on the date

4

of termination of my employment (or at any time during the six (6) month period prior to termination of my employment) to leave the company for any reason, nor will I solicit their services; (ii) assist any other person or entity in such encouragement or solicitation; or (iii) hire or assist in hiring or retaining any such employee or consultant.

VII.         NON-COMPETITION

I agree that during my employment with the Company I will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while I am employed with the Company.

VIII.        COMPANY AUTHORIZATION FOR PUBLICATION

Prior to my submitting, or disclosing for possible publication or general dissemination outside the Company (such as through public speaking engagements or literature), any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review.  Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions.  I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

IX.           FORMER EMPLOYER INFORMATION

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others.  I have not entered into and I agree I will not enter into any agreement, either written or oral, in conflict herewith or in conflict with my employment with the Company.  I further agree to conform to the rules and regulations of the Company.

X.            AT-WILL EMPLOYMENT

I agree and understand that employment with the Company is “at-will,” meaning that it is not for any specified period of time and can be terminated by me or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  I agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time at-will by the Company.  I understand and agree that nothing about the fact

5

or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of my employment with the Company.

XI.           SEVERABILITY

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be modified to the minimum extent necessary to comply with applicable law and the intent of the parties.  If any provision of this Agreement, or application of it to any person, place, or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

XII.         AUTHORIZATION TO NOTIFY NEW EMPLOYER

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

XIII.        ENTIRE AGREEMENT

This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us.  I understand and acknowledge that (i) no other representation or inducement has been made to me, (ii) I have relied on my own judgment and investigation in accepting my employment with the Company, and (iii) I have not relied on any representation or inducement made by any officer, employee or representative of the Company.  No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement will be effective unless in a writing signed by the President of the Company and me.  I understand and agree that any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

XIV.        EFFECTIVE DATE AND BINDING UPON SUCCESSORS

This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executors, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

XV.         GOVERNING LAW

Although I may work for the Company outside of California or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.  I hereby submit to the exclusive jurisdiction and venue of the federal and state courts located in San Francisco, California.

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XVI.        REMEDIES

I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act.  I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, making any remedy at law or in damages inadequate.  Thus, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate.  This right shall be in addition to any other remedy available to the Company.

XVII.      APPLICATION OF THIS AGREEMENT

I agree that my obligation set forth in this Agreement, along with the Agreement’s definitions of Proprietary Information shall be equally applicable to Proprietary Information related to any work performed by me for the Company prior to the execution of this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND ITS TERMS.  I ACCEPT THE OBLIGATIONS, WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.  I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

11/6/10	/s/ Thomas R. Cooper
Date	Employee Signature

Thomas R. Cooper
Employee Name (Please Pint)

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EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.             Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2.             Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

	By:	Thomas R. Cooper
(PRINTED NAME OF EMPLOYEE)

	Date:	11/6/10
WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

EXHIBIT B

1.                                       The following is a complete list of all Inventions relevant to the subject matter of my employment with the Company that have been made, discovered, conceived, first reduced to practice or developed by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Employee Proprietary Information and Inventions Agreement:

☒                                  No Inventions.

☐                                    See below:  Any and all Inventions regarding:

☐                                    Additional sheets attached.

2.                                       I propose to bring to my employment the following materials and documents of a former employer:

☐                                    No materials or documents

☐                                    See below:

Date:	11/6/10	Employee Signature:	/s/ Thomas R. Cooper

COMPREHENSIVE AGREEMENT
EMPLOYMENT AT-WILL AND ARBITRATION

1.             It is hereby agreed by and between Tom Cooper  (hereinafter “Employee”) and Proofpoint, Inc. (hereinafter “Company”) that the Company or the Employee can terminate the employment and compensation of Employee at any time, with or without cause and/or with or without notice, at the option of the Company or the Employee.

2.             I further agree and acknowledge that the Company and I will utilize binding arbitration to resolve all disputes that may arise out of the employment context.  Both the Company and I agree that any claim, dispute, and/or controversy that either I may have against the Company (or its owners, directors, officers, managers, employees, agents, and parties affiliated with its employee benefit and health plans) or the Company may have against me, arising from, related to, or having any relationship or connection whatsoever with my seeking employment with, employment by, or other association with the Company shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. sec 1280 et seq., including section 1283.05 and all of the Act’s other mandatory and permissive rights to discovery).  Included within the scope of this Agreement are all disputes, whether based on tort, contract, statute (including, but not limited to, any claims of discrimination and harassment, whether they be based on the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, or any other state or federal law or regulation), equitable law, or otherwise, with exception of claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, claims for medical and disability benefits under the California Workers’ Compensation Act, Employment Development Department claims, or as otherwise required by state or federal law.  However, nothing herein shall prevent me from filing and pursuing proceedings before the California Department of Fair Employment and Housing, or the United States Equal Employment Opportunity Commission (although if I choose to pursue a claim following the exhaustion of such administrative remedies, that claim would be subject to the provisions of this Agreement).  In addition to any other requirements imposed by law, the arbitrator selected shall be a retired California Superior Court Judge, or otherwise qualified individual to whom the parties mutually agree, and shall be subject to disqualification on the same grounds as would apply to a judge of such court.  All rules of pleading (including the right of demurrer), all rules of evidence, all rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure Section 631.8 shall apply and be observed.  Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law.  The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity.  Likewise, all communications during or in connection with the arbitration proceedings are privileged in accordance with Cal. Civil Code Section 47(b).  As reasonably required to allow full use and benefit of this agreement’s modifications to the Act’s procedures, the arbitrator shall extend the times set by the Act for the giving of notices and setting of hearings.  Awards shall include the arbitrator’s written reasoned opinion.  I understand and agree to this binding arbitration provision, and both I and the Company give up our right to trial by jury of any claim I or the Company may have against each other.

3.             This is the entire agreement between the Company and the Employee regarding dispute resolution, the length of my employment, and the reasons for termination of employment, and this agreement supersedes any and all prior agreements regarding these issues.

4.             It is further agreed and understood that any agreement contrary to the foregoing must be entered into, in writing, by the Chief Executive Officer of the Company.  No supervisor or representative of the Company, other than its Chief Executive Officer, has any authority to enter into any agreement contrary to the foregoing.  Oral representations made before or after you are hired do not alter this Agreement.

If any term or provision, or portion of this Agreement is declared void or unenforceable it shall be severed and the remainder of this Agreement shall be enforceable.

MY SIGNATURE BELOW ATTESTS TO THE FACT THAT I HAVE READ, UNDERSTAND, AND AGREE TO BE LEGALLY BOUND TO ALL OF THE ABOVE TERMS.

Signed at                , California, this 6 day of November, 2010.

/s/ Thomas R. Cooper
Employee’s Signature

DISCLOSURE AND AUTHORIZATION

DISCLOSURE:  A CONSUMER REPORT MAY BE PROCURED FOR EMPLOYMENT PURPOSES ON BEHALF OF:

Proofpoint

A consumer report or investigative consumer report including information about your character, general reputation, personal characteristics, or mode of living may be obtained.  According to the Fair Credit Report Act, upon receiving a written request.  Employment Screening Services, Inc. (627 E. Sprague, Suite 100, Spokane, WA 99202, 1-800-473-7778) will provide information regarding the nature and scope of the report, should it include information about your character, general reputation, personal characteristics or mode of living and a summary of your rights.

The ESS privacy policy can be found at http://employscreen.com/Privacy_Policy.htm

California Residents:  Per California Civil Code 1786.16, you will be notified in writing of the nature and scope of the investigative consumer report should one be required, including a summary of the provisions in section 1786.22.

MA, ME, and WA Residents:  Per state civil codes, upon written request, you will receive a copy of the consumer report upon its completion.

AUTHORIZATION

I voluntarily and knowingly authorize for employment purposes only, any present or past employer or supervisor, university or institution of learning, administrator, law enforcement agency, state, agency, federal agency, credit bureau, private business, military branch or the National Personnel Records Center, the Minnesota Bureau of Criminal Apprehension, personal reference, and/or other persons, to give records or information they may have concerning my criminal history, motor vehicle history, earnings history and employment records, credit history, worker’s compensation claims (including from the state of MN), general reputation, character, or any other information requested to Employment Screening Services, Inc. and/or its agents or representatives.  (In accordance with the federal American with Disabilities Act, a worker compensation claim search will not be requested unless a conditional job offer has been made.)  I understand that if hired, my consent will apply throughout my employment unless I revoke or cancel it by sending a signed letter to the company Human Resources office.

THOMAS R. COOPER
FULL LEGAL NAME • first, middle, last (Please type or Print Legibly)
CA, OK, & MN APPLICANTS ONLY:

LIST ANY OTHER NAMES UNDER WHICH YOU HAVE WORKED OR RECEIVED A DEGREE

You have the right to receive a copy of any consumer reports or investigative consumer reports should one be requested on you for employment reasons.

☐   wish to be furnished with a copy of my consumer and/or investigative consumer report should one be ordered.

[Address]
STREET ADDRESS

[Address]
CITY, STATE, ZIP

	[Social Security Number]		[Date of birth]
	SOCIAL SECURITY NUMBER		DATE OF BIRTH*

	[Driver’s license number]		TX
	DRIVER’S LICENSE NUMBER		STATE OF ISSUE

THOMAS REID COOPER
NAME EXACTLY AS IT APPEARS ON DRIVERS LICENSE

EVP WW FIELD OPERATIONS
POSITION FOR WHICH YOU ARE APPLYING

MAY WE CONTACT YOUR CURRENT EMPLOYER? (☒ below)

	☐ YES	☒ NO	☐ NOT APPLICABLE

*’The DOB is used for identification purposes only and plays no part in the selection process. All federal and states rights are respected. Year of Birth optional.

Date: 11-16-10
X SIGN HERE:	/s/ Thomas R. Cooper